Exhibit 99.1

Collectors Universe Reports Record Operating Results for Third Quarter and

Nine Months ended March 31, 2017

Revenues up 7% and Operating Income up 7% in the quarter

Revenues up 17% and Operating Income up 29% in the nine months

NEWPORT BEACH, CA – May 3, 2017 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced record financial results for its third quarter and nine months ended March 31, 2017.

Operational and Financial Highlights:

■

Revenues in the third quarter increased by $1.3 million, or 7%, to a quarterly record of $18.6 million, from $17.3 million in last year’s third quarter. That increase was driven by a $0.8 million, or 7%, increase in coin service revenues and a $0.4 million, or 11%, increase in cards and autograph service revenues. For the nine months, revenues increased by $7.6 million, or 17%, to a nine month record of $52.2 million from $44.6 million in last year’s nine months. That increase was driven by a $6.2 million, or 21% increase in coin service revenues and a $1.4 million, or 12%, increase in cards and autograph service revenues. The improved coin revenues included 10% increases in revenues generated in the United States in both the third quarter and nine months and a 159% increase in revenues in China, in the nine months.

■

Coin service revenues generated by our overseas operations, which are inclusive of the China revenues discussed above, were substantially unchanged in this year’s third quarter and represented 7% of revenues as compared to 8%, of revenues in last year’s third quarter. For the nine months, coin revenues from our overseas operations increased by $3.7 million, or 108%, to $7.1 million, or 13%, of total revenues, from $3.4 million, or 8%, of total revenues in last year’s nine months. China represented about 85% of the nine months revenue increase, due to revenues generated in the second quarter under the multi-year services agreement with a Chinese customer.

■

The gross profit margin was 60% and 62% in this year’s third quarter and nine months, as compared to 64% and 63% in the corresponding periods of the prior year. The prior year periods benefited from a $0.7 million reduction in our warranty expense. Excluding that warranty benefit, the gross profit margins would have been 60% and 62% in the three and nine months ended March 31, 2016.

■

Operating income was a record $4.7million and $12.0 million in this year’s third quarter and nine months, as compared to $4.4 million and $9.3 million in the corresponding periods of the prior year. Our operating margins increased to 25% and 23% in the third quarter and nine months of fiscal 2017 as compared to 22% and 19% in the third quarter and nine months of fiscal 2016, when the warranty benefit is excluded from the fiscal 2016 periods, reflecting improved operating leverage as revenues increased.

■

Income from continuing operations was $3.0 million, or $0.35 per diluted share, and $7.5 million, or $0.87 per diluted share, in this year’s third quarter and nine months as compared to $2.7 million, or $0.32 per diluted share, and $5.7 million or $0.66, per diluted share, in the corresponding periods of the prior year.

■

The Company’s cash position as of March 31, 2017 was $10.8 million, as compared to $11.9 million at June 30, 2016 and $10.1 million at December 31, 2016. Net cash used of $1.1 million in the nine months ended March 31, 2017, comprised of $9.8 million of cash generated from continuing operations, offset by $8.9 million used to pay cash dividends to stockholders, $1.6 million used for capital expenditures and capitalized software costs and $0.4 million used for discontinued operations.

Collectors Universe, Inc.

■

On January 10, 2017, the Company obtained a three year $10 million unsecured revolving line of credit from a commercial bank. There were no borrowings outstanding under that line of credit at March 31, 2017.

■	On April 24, 2017, we announced the declaration of our quarterly cash dividend of $0.35 per share, which will be paid on May 26, 2017 to stockholders of record on May 17, 2017.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “We are very pleased with the performance of our Company this last quarter and the growth in revenue and profit achieved so far this year. The year-to-date growth in our international and modern coin businesses are indicative of our focus on organic growth in segments where brand preference, innovation and presence are important. The momentum in our sports card business reflects the confidence collectors have in graded cards and the rate of card submissions remains very high. Our US businesses during the quarter provided strength to our overall global grading activity, where Asian demand was lower due to seasonal holidays, resulting in another record quarterly performance. Our outlook for 2017 remains very positive.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Wednesday, May 3, 2017 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 800-533-7954 or 785-830-1924, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through May 17, 2017 by dialing 888-203-1112 or 719-457-0820 and entering access code 6113375#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the current economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading businesses into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future.

Collectors Universe, Inc.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2016 which we filed with the Securities and Exchange Commission on August 30, 2016 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but which in the future may become material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Net revenues	$18,596	$17,329	$52,206	$44,583
Cost of revenues	7,365	6,288	19,979	16,444
Gross profit	11,231	11,041	32,227	28,139
Operating expenses:
Selling and marketing expenses	2,210	2,132	6,959	6,341
General and administrative expenses	4,312	4,504	13,274	12,508
Total operating expenses	6,522	6,636	20,233	18,849
Operating income	4,709	4,405	11,994	9,290
Interest income and other expense, net	13	3	(59)	(39)
Income before provision for income taxes	4,722	4,408	11,935	9,251
Provision for income taxes	1,765	1,695	4,467	3,600
Income from continuing operations	2,957	2,713	7,468	5,651
Income (loss) from discontinued operations, net of income taxes	6	65	(3)	47
Net income	$2,963	$2,778	$7,465	$5,698

Net income per basic share:
Income from continuing operations	$0.35	$0.32	$0.88	$0.67
Income from discontinued operations	-	0.01	-	-
Net income per basic share	$0.35	$0.33	$0.88	$0.67

Net income per diluted share:
Income from continuing operations	$0.35	$0.32	$0.87	$0.66
Income from discontinued operations	-	-	-	0.01
Net income per diluted share	$0.35	$0.32	$0.87	$0.67

Weighted average shares outstanding:
Basic	8,482	8,447	8,478	8,441
Diluted	8,569	8,549	8,569	8,544
Dividends declared per common share	$0.35	$0.35	$1.05	$1.05

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	March 31, 2017	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,836	$11,967
Accounts receivable, net of allowance of $64 and $35 at March 31, 2017 and June 30, 2016, respectively	3,887	3,883
Inventories, net	2,853	1,835
Prepaid expenses and other current assets	1,597	1,273
Total current assets	19,173	18,958

Property and equipment, net	2,953	2,839
Goodwill	2,083	2,083
Intangible assets, net	2,009	1,762
Deferred income tax assets	2,229	2,229
Other assets	412	240
Non-current assets of discontinued operations	79	79
Total assets	$28,938	$28,190
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,047	$2,728
Accrued liabilities	2,326	2,491
Accrued compensation and benefits	3,817	3,414
Income taxes payable	2,034	782
Deferred revenue	3,008	2,563
Current liabilities of discontinued operations	522	619
Total current liabilities	14,754	12,597

Deferred rent	308	381
Non-current liabilities of discontinued operations	-	217

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,921 and 8,898 issued and outstanding at March 31, 2017 and June 30, 2016, respectively.	9	9
Additional paid-in capital	80,972	80,642
Accumulated deficit	(67,105)	(65,656)
Total stockholders’ equity	13,876	14,995
Total liabilities and stockholders’ equity	$28,938	$28,190

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,465	$5,698
Discontinued operations	3	(47)
Income from continuing operations	7,468	5,651
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	1,243	1,094
Stock-based compensation expense	330	449
Provision for bad debts	32	5
Provision for inventory write-down	32	46
Provision for warranty	506	(293)
Gain on sale of property and equipment	5	(2)
Change in operating assets and liabilities:
Accounts receivable	(36)	(1,213)
Inventories	(1,050)	(262)
Prepaid expenses and other	(323)	(313)
Other assets	(172)	(31)
Accounts payable and accrued liabilities	(286)	47
Accrued compensation and benefits	402	(960)
Income taxes payable	1,252	2,020
Deferred revenue	445	109
Deferred rent	(73)	(15)
Net cash provided by operating activities of continuing operations	9,775	6,332
Net cash used in operating activities of discontinued businesses	(379)	(331)
Net cash provided by operating activities	9,396	6,001

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of business	53	49
Capital expenditures	(919)	(1,113)
Capitalized software	(723)	(615)
Patents and other intangibles	(5)	(4)
Net cash used in investing activities	(1,594)	(1,683)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to common stockholders	(8,933)	(8,991)
Net cash used in financing activities	(8,933)	(8,991)

Net decrease in cash and cash equivalents	(1,131)	(4,673)
Cash and cash equivalents at beginning of period	11,967	17,254
Cash and cash equivalents at end of period	$10,836	$12,581

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$2,934	$1,609